Exhibit 21.1

List of Registrant’s Subsidiaries

Cyclerion Securities Corporation, incorporated in Massachusetts, a wholly owned subsidiary.

Cyclerion GmbH, incorporated in Switzerland, a wholly owned subsidiary.